Exhibit 3.30
FIRST AMENDMENT
TO
REGULATIONS OF GREY WOLF LLC
     This First Amendment (this “Amendment”) to the Regulations (the “Regulations”) of Grey Wolf LLC, a Louisiana limited liability company, now known as Precision Drilling LLC (the “Company”), is executed to be effective as of October 31, 2009. Capitalized terms used but not defined in this Amendment have the meanings given them in the Regulations.
RECITALS:
     A. On May 18, 2009, the Company amended its Articles of Incorporation to change its name to Precision Drilling LLC.
     B. On May 19, 2009, the Company’s sole member, Grey Wolf Holdings Company, a Nevada corporation (the “Member”), amended its Articles of Incorporation to change its name to Precision Drilling Holdings Company.
     C. The Member desires to create a new class of Member Interests in the Company having all the same characteristics as the Member Interests existing prior to the effective date of this Amendment, except that the new class, designated the “Class B Member Interest,” will not entitle the holders thereof to vote on any matter submitted to the Members for approval or other action.
     D. The Member Interests existing prior to the effective date of this Amendment will be designated the “Class A Member Interest.”
     E. The Member desires to amend the Regulations to reflect the Company’s and the Member’s respective name changes, and the creation of two classes of Member Interests, all as more fully set forth below.
     NOW THEREFORE, in consideration of the premises and the mutual benefits and advantages to be derived from this Amendment, the parties, intending to be legally bound, agree as follows:
AGREEMENTS:
     1. The Regulations are hereby amended to reflect that (i) the Company has changed its name to Precision Drilling LLC, and (ii) the Member has changed its name to Precision Drilling Holdings Company.
     2. Article I of the Regulations is hereby amended to include the following defined terms:
“Class A Member Interest” shall mean the entire ownership interest and rights of a Member in Class A Member Interests of the Company, such Class A Member Interests having all the characteristics of Member Interests generally set forth in these Regulations.”
“Class B Member Interest” shall mean the entire ownership interest and rights of a Member in Class B Member Interests of the Company, such Class B Member Interests having all the characteristics of Member Interests generally set forth in these Regulations, provided that, notwithstanding anything to the contrary, Class B Member Interests are non-voting interests that shall not entitle holders thereof to vote on or consent to any matter submitted to the Members for approval or other action, and Class B Member Interests shall not be included for purposes of determining a majority or other percentage of Member Interests in connection with a quorum, vote or consent of the Members.”
     3. Article I of the Regulations is hereby amended to replace the definition of “Member Interest or Interest” with the following: “the entire ownership interests and rights of a Member in the Company as set forth on Exhibit A hereto, including Class A Member Interests and Class B Member Interests, but not including Class B Member Interests for purposes of determining a majority or other percentage of Member Interests in connection with a quorum, vote or consent of the Members.”
     4. Section 8.3 of the Regulations is hereby replaced in its entirety with the following: “Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, (i) if the Members holding Class A Member Interests unanimously agree, and (ii) if a consent or consents in writing, setting forth the action so taken, shall be signed by all the Members holding Class A Member Interests.”
     5. Exhibit A of the Regulations is hereby amended and restated in its entirety to read in the manner set forth in Exhibit A attached to this Amendment and hereby made a part hereof.
     6. The parties hereto hereby ratify, confirm and adopt all the terms and provisions of the Regulations as amended hereby.
     7. Except as hereby expressly modified, all terms of the Regulations remain in full force and effect. This Amendment (i) shall bind and benefit the Members and their respective heirs, beneficiaries, administrators, executors, receivers, trustees, successors and assigns, (ii) shall be modified or amended only in the manner set forth in the Regulations, (iii) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT and (iv) and embodies the entire agreement and understanding between the parties with respect to modifications of instruments provided for herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.
     8. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same Amendment. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original document for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
[Signature Page to Follow]

EXECUTED effective as of the day first written above.

MEMBER: Precision Drilling Holdings Company
By:	/s/ Kenneth Haddad
Kenneth Haddad
Vice President, Business Development

COMPANY: Precision Drilling LLC
By:	/s/ David Wehlmann
David Wehlmann
Executive Vice President, Investor Relations

EXHIBIT A
Member’s Name and Address

		Initial Capital
	Class A Member Interest	Contribution
Precision Drilling Holdings Company, a Nevada corporation	100%	$1,000
4200, 150 – 6th Ave. S.W.
Calgary, Alberta T2P 3Y7

	Class B Member Interest	Additional Contribution
Precision Drilling Holdings Company, a Nevada corporation 4200, 150 – 6th Ave. S.W. Calgary, Alberta T2P 3Y7	100%	198 shares of the common stock, par value $1.00 per share, of Precision Drilling Oilfield Services, Inc., a Delaware corporation

Exhibit 3.30
THE MEMBERSHIP INTERESTS REPRESENTED HEREBY (OR BY CERTIFICATES IF ANY ARE ISSUED) HAVE BEEN ACQUIRED FOR INVESTMENT AND WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS CONTAINED IN THE REGULATIONS AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR IN THE EVENT THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER ANY APPLICABLE LAWS.
REGULATIONS
of
GREY WOLF LLC
a Louisiana limited liability company
          THESE REGULATIONS OF GREY WOLF LLC (“Regulations”) dated effective as of 29th day of December, 1998, are adopted, executed and agreed to, for good and valuable consideration, by GREY WOLF HOLDINGS COMPANY, a Nevada corporation (“Member”).
ARTICLE I
Definitions
          The following terms, when used in these Regulations, shall have the respective meanings assigned to them in this Article unless the context otherwise requires:
          Act shall mean the Louisiana Limited Liability Company Act of the Louisiana Civil Statutes Annotated, as amended (or any corresponding provisions of any successor statute).
          Articles shall mean the Articles of Organization of the Company filed with the Secretary of State of Louisiana on December 29, 1998.
          Bankrupt Member shall mean any Member (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii)

becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member’s or all or any substantial part of the Member’s properties; or (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
          Capital Contribution shall mean any contribution by a Member to the capital of the Company of money or property other than money.
          Code shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations.
          Commitment shall mean the total contribution to the capital of the Company for which a Member is legally bound and obligated and which initial amount shall be in the amount set forth for such Member on Exhibit A hereto.
          Company shall mean GREY WOLF LLC, the limited liability company organized pursuant to the Articles.
          Member shall mean any Person executing these Regulations as of the date of these Regulations as a Member or hereafter admitted to the Company as a Member as provided in this Regulations, but does not include any Person who has ceased to be a Member in the Company.
          Member Interest or Interest shall mean the entire ownership interests and rights of a Member in the Company. Member Interests are as follows:
     GREY WOLF HOLDINGS COMPANY                     100%
          Net Income shall mean, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period.

          Net Loss shall mean, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period.
          Person includes any individual, trust, partnership, limited liability company, corporation or other organization or entity.
ARTICLE II
ORGANIZATION
     2.1 Formation.
     (a) The Company has been organized as a Louisiana limited liability company by the filing of Articles under and pursuant to the Act.
     (b) The rights and liabilities of the Members shall, except as may be expressly provided otherwise herein, be as provided in the Act.
     (c) A Member Interest in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as an entity and no Member, individually, shall have any ownership of such property.
     2.2 Name. The name of the Company is “Grey Wolf LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Members may select from time to time in accordance with Section 7.1(a) hereof.
     2.3 Offices. The registered office of the Company in the State of Louisiana shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in accordance with Section 7.1 (a) hereof. The registered agent of the Company in the State of Louisiana shall be the initial registered agent named in the Articles or such other Person or Persons as the Members may designate from time to time in the manner in accordance with Section 7.1(a) hereof. The principal office of the Company shall be at 333 Texas Street, Suite 925, Shreveport, Louisiana 71101, or such other place as the Members shall designate from time to time in accordance with Section 7.1(a) hereof, and the Company shall maintain records there as required by the Act. The Company may have such other offices as the Members may designate from time to time in accordance with Section 7.1(a) hereof.

     2.4 Term. The Company shall commence on the date the Secretary of State of the State of Louisiana issues a certificate of organization for the Company, and shall continue in existence for the period fixed in the Articles.
ARTICLE III
Purposes and Powers
     3.1 Purposes of the Company. The purposes for which the Company is organized are to engage in any business or activity in which the Company lawfully may engage under the Act, and any other business or activity that now or hereafter may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes and that is not forbidden by the law of the jurisdiction in which the Company engages in that business.
     3.2 Powers of the Company. The Company purposes set forth in Section 3.1 hereof may be accomplished by taking any action which is permitted under the Act and which is customary or directly related to such purposes.
ARTICLE IV
Membership
     4.1 Initial Members. The initial Members of the Company are the Persons executing these Regulations as of the date of these Regulations as Members, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of these Regulations. The name and address of each initial Member is set forth on Exhibit A hereto.
     4.2 Additional Members. Additional Persons may be admitted to the Company as Members and Member Interests may be created and issued to those Persons and to existing Members on such terms and conditions as may be determined at the time of admission. The terms of admission or issuance must specify the Member Interest and the Commitments applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Members shall reflect the creation of any new class or group in an amendment to these Regulations indicating such different rights, powers and duties. Any such admission also must comply with the provisions of Article XII if involving a transfer of a Member Interest, and is effective only after the new Member (and, if an individual, such person’s spouse) has executed and delivered to the Members a document including the new Member’s notice address and an agreement to be bound by these Regulations.

      4.3 Admission of New Members. In the case of a person acquiring a Membership Interest directly from the Company, such person shall become a new Member only upon compliance with the provisions of these Regulations governing admission of new Members. In the case of an assignee of a Member Interest, such assignee may be admitted as a Member upon the consent of all the Members and as otherwise provided in the Act; provided, however, that any assignment of a Member Interest shall be subject to the restrictions set forth in Article XII hereof.
     4.4 No Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court, except as may be provided in a separate, written agreement executed by a Member wherein they expressly agree to assume such obligations.
     4.5 Withdrawal. Except as otherwise provided herein, no Member has the right or power to resign or withdraw from the Company as a Member.
     4.6 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and these Regulations may not be construed to suggest otherwise.
     4.7 Lack of Authority. Except as otherwise provided herein, no Member has the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.
ARTICLE V
Contributions
     5.1 Initial Contributions.
     (a) Each Member shall contribute to the Company the amount of its Capital Contribution contemporaneously with the execution by such Member of these Regulations. In exchange for their respective initial Capital Contributions, the Members shall own, hold and be entitled to the initial Member Interests reflected on Exhibit A, such Member Interests to be subject to all of the terms, provisions and conditions of these Regulations.
     (b) The initial Capital Contributions shall be as more fully set forth on Exhibit A.

     5.2 Additional Contributions. Without creating any rights in favor of third parties, after the expenditure or commitment of all funds of the Company, each Member agrees to contribute, from time to time, additional cash to the capital of the Company pro rata in accordance with his or her respective Member Interest in the amounts determined by approval of the Members.
     5.3 Loans by Members. If any additional funds are required for additional working capital to operate the Company and without regard to the ability of the Members to call for Additional Contributions, then, in lieu of borrowing funds from unaffiliated lenders or calling for Additional Contributions, the Members may cause the Company to borrow from one or more Members such amounts as may reasonably be required and as are necessary to operate the Company as shall be determined by the Members (“Member Loans”). Nothing herein shall obligate any Member to make any such loans to the Company. Any Member Loans shall bear reasonable interest.
     5.4 Interest. No interest shall be paid by the Company on any Capital Contributions by the Members.
     5.5 Return of Capital. No Member shall be entitled to have any Capital Contribution returned to it or to receive any distributions from the Company upon withdrawal or otherwise, except in accordance with the express provisions of these Regulations. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Company or any Member. No Member shall be required to contribute any cash or property to the Company to enable the Company to return any Members’ Capital Contribution.
     5.6 Creditors of the Company. No creditor of the Company will have or shall acquire at any time any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor as a result of making a loan to the Company.
     5.7 Capital Accounts. A Capital Account shall be established and maintained for each Member.
     5.8 Reimbursements. The Members shall be entitled to be reimbursed for any and all reasonable, direct out-of-pocket costs and expenses of the Company paid or incurred by the Members on behalf of the Company and within the scope of its business.

ARTICLE VI
Allocations and Distributions
     6.1 Allocations.
     (a) All items of Net Income and Net Loss and credit of the Company shall be allocated among the Members in accordance with their Member Interests.
     (b) Except as otherwise provided herein, all items of income, gain, loss, deduction, and credit allocable to any Member Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Member Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the IRS regulations thereunder.
     6.2 Distributions.
     (a) From time to time (but at least once each year) the Members, upon the vote as provided in Section 7.1(a) hereof, shall determine in their reasonable judgment to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service (including Member Loans), acquisitions, and a reasonable contingency reserve. If such an excess exists, then upon the affirmative vote of the Members in accordance with Section 7.1(a) in favor of distributing such excess, the Members shall cause the Company to distribute to the Members, in accordance with their respective Member Interests (“pro rata”), an amount in cash equal to that excess.
     (b) From time to time, the Members also may cause property of the Company other than cash to be distributed to the Members, which distribution must be made in accordance with their Member Interests and may be made subject to existing liabilities and obligations.

     6.3 Accounting Matters.
     (a) The fiscal year of the Company shall be the calendar year, with the first fiscal year of the Company ending on December 31, 1998. The books and records of account of the Company shall, at the expense of the Company, (i) be kept, or caused to be kept, by the Company at the principal place of business of the Company, (ii) be on a basis consistent with the method of accounting used for federal income tax purposes, (iii) reflect all Company transactions, and (iv) be appropriate and adequate for conducting Company business.
     (b) Company books and records (including all files and documents), as well as any tangible assets of the Company, will be available for inspection by any Member or such Member’s duly authorized representative (at the expense of such Member) during business hours at (in the case of books and records) the principal office of the Company or (in the case of tangible assets) the place where such assets are physically located.
     (c) The Company may, within 90 days after the end of each calendar year cause to be prepared and distributed to each Member unaudited financial statements (“Annual Financial Statement”). In addition, any Member at any time may require to be prepared and distributed to each Member an audited financial statement prepared by an auditor selected by such Member provided such audit shall not reasonably interfere with continuing operations of the Company and further provided that all costs and expenses of such audit shall be paid directly by the Members requesting such audit.
     (d) Within a reasonable time after the end of each Company fiscal year during the existence of the Company and in any event no later than the fifteenth day of the fourth month after the commencement of the next succeeding fiscal year (unless an extension request has been filed with the Internal Revenue Service), the Members will prepare (or cause to be prepared) and file for the Company appropriate tax returns and send all Members a copy thereof.
     6.4 Accounts. The Members shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Members determine.

ARTICLE VII
Members
     7.1 Management by Members.
     (a) The powers of the Company shall be exercised by or under the authority of and the business and affairs of the Company shall be managed under the direction of the Members; and the Members may make all decisions and take all actions for the Company upon the vote of a majority of the Member Interests thereof, including, without limitation, the following:
     (i) entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;
     (ii) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;
     (iii) maintaining the assets of the Company in good order;
     (iv) collecting sums due the Company;
     (v) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;
     (vi) acquiring, utilizing for Company purposes, and disposing of any asset of the Company in the normal course of Company business;
     (vii) borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

     (viii) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;
     (ix) obtaining insurance for the Company;
     (x) determining distributions of Company cash and other property as provided in Section 6.2;
     (xi) taking any and all other action that may be necessary, appropriate or advisable in furtherance of the purposes of the Company;
provided, however, that nothing contained in these Regulations shall obligate any Member to take any action on behalf of the Company that the Member deems (i) not in the best interests of the Company, (ii) not in the best interest of the Member or (iii) not reasonably necessary to accomplish the intended business of the Company.
     7.2 Actions by Members; Delegation of Authority and Duties.
     (a) In managing the business and affairs of the Company and exercising its powers, the Members shall act (i) collectively through meetings and written consents and (ii) through officers to whom authority and duties have been delegated.
     (b) The Members hereby delegate to the officers the responsibility for the day-to-day management of the affairs of the Company.
     (c) Any Person dealing with the Company may rely on the authority of any officer in taking any action in the name of the Company without inquiry into the provisions of these Regulations or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of these Regulations.
     (d) The Members may, from time to time, designate one or more persons to be officers of the Company. Any officers so designated shall have such authority and perform such duties as the Members may, from time to time, delegate to them. The Members may assign titles to particular officers. Unless the Members decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title shall constitute the delegation to such officer of the delegation of authority and duties commonly made to such officer. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Members.
     (e) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Members. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Members whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by a Member in accordance with Section 7.1(a).
     (f) Effective upon the execution hereof by the Members, the following persons are hereby elected as the officers specified opposite their respective names, to serve in such capacity for a term ending on December 31, 1998, and year-to-year thereafter until he shall die, resign, or be removed for cause by a vote of the Members in accordance with Section 7.1(a).

Thomas P. Richards	-	President and Chief Executive Officer
David W. Wehlmann	-	Senior Vice President, Chief Financial Officer and Secretary
Ronnie E. McBride	-	Senior Vice President – Domestic Operations
Dale M. Love	-	Vice President – Gulf Coast
Robert Bujol	-	Vice President – Ark-La-Tex
Merrie S. Costley	-	Vice President and Controller
Donald J. Guedry, Jr.	-	Vice President and Treasurer

ARTICLE VIII
Meetings of Members
     8.1 Meetings.
     (a) A quorum shall be present at a meeting of the Members if the holders of a majority of the Member Interests are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of the holders of specified Member Interest of all Members entitled to vote is required by the Act of a greater percentage of Member Interest than provided herein, the affirmative vote of majority in Member Interest at a meeting of Members at which a quorum is present shall be the act of the Members.
     (b) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Louisiana as shall be specified or fixed in the notices or waivers of notice thereof. The Members may participate in and hold a meeting of Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear each other. Participation in a meeting by telephonic equipment constitutes presence in person at the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     (c) An annual meeting of the Members, for the appointment or election of the officers and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Louisiana, on such date and at such time as the Members shall fix and set forth in the notice of the meeting.
     (d) Special meetings of the Members for any proper purpose or purposes may be called at any time by any Member.
     8.2 Proxies. A Member may vote either in person or by proxy executed in writing by the Member.
     8.3 Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, (i) if the Members unanimously agree, and

(ii) if a consent or consents in writing, setting forth the action so taken, shall be signed by all Members.
ARTICLE IX
Interests Certificates Representing Member Interests
     Interests of the Company may be represented by certificates in such form or forms as the Members may approve, provided that such form or forms shall comply with all applicable requirements of law and the Articles.
ARTICLE X
Right to Indemnification
     Subject to the limitations and conditions as provided in this Article, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member or officer of the Company or while a Member or officer of the Company is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exist or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.
ARTICLE XI
Taxes
     11.1 Tax Returns. The Members shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 11.2.
     11.2 Tax Elections. The Company shall make the following elections on the appropriate tax returns:
     (a) to adopt the calendar year as the Company’s fiscal year;
     (b) to adopt the accrual method of accounting and to keep the Company’s books and records on generally accepted accounting principles;
     (c) if a distribution of Company property as described in Section 734 of the Code occurs or if a transfer of a Member Interest as described in Section 743 of the Code occurs, on written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;
     (d) to elect to amortize the organization expenses of the Company and the start-up expenditures of the Company under Section 195 of the Code ratably over a period of 60 months as permitted by Section 709(b) of the Code; and
     (e) any other election the Members may deem appropriate and in the best interests of the Members.
Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of these Regulations (including, without limitation, Section 4.6) shall be construed to sanction or approve such an election.
     11.3 Tax Matters Partner.
     (a) The Members in accordance with Section 7.1(a) shall designate a Member to be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. Any Member who is designated “tax matters partner” shall inform all other Members of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the tenth business day after becoming aware thereof and, within that time, shall forward to all other Members copies of all significant written communications it may receive in that capacity. Any Member who is designated “tax matters partner” may not take any action contemplated by Sections

6222 through 6232 of the Code without the vote pursuant to Section 7.1(a).
     (b) Grey Wolf Holdings Company is hereby designated as the initial “tax matters partner.”
ARTICLE XII
Restrictions on Transfers
     12.1 Restrictions on Transfer. Except as may be provided otherwise in these Regulations, none of the issued and outstanding Member Interests nor any interest therein may be sold, assigned, pledged or otherwise transferred or hypothecated by operation of law or otherwise without the unanimous consent of the Members, in their sole discretion, and in accordance with the other terms and conditions of these Regulations. Any transferee or assignee acquiring a Member Interest in the Company shall take subject to all of the terms and conditions of these Regulations. Unless and until any such sale, assignment, pledge or other transfer or hypothecation of an Member Interest shall be approved by the unanimous consent of the Members, (i) the assignee of such Member Interest shall, upon appropriate notice to the Company of such assignment, be entitled only to the allocated income, gain, loss, deduction, credit or similar items, and to receive distributions to which the assignor Member was entitled to the extent those items are assigned, and (ii) the assignor Member shall remain a Member for all other purposes including the right to vote on any Company matters.
     12.2 Death, Insanity, Bankruptcy, Retirement, Resignation, or Expulsion of a Member. The death, insanity, bankruptcy, retirement, resignation, or expulsion of any Member shall not cause a dissolution of the Company.
     12.3 Member Interests Acquired Subsequent to the Date of these Regulations. All Member Interests subsequently issued by the Company to the Members or otherwise sold, transferred, or acquired by the Members shall be subject to these Regulations.
ARTICLE XIII
Dissolution and Liquidation
     13.1 Dissolution of the Company. The Company shall be dissolved upon the occurrence of any of the following events:
     (a) The majority vote of the Members;

     (b) The sale or other disposition of all or substantially all of the assets of the Company and the receipt of all payments therefor in cash;
     (c) If there is any period fixed in the Articles for the duration of the Company, the expiration of such period; or
     (d) Entry of a decree of judicial dissolution of the Company.
     13.2 Liquidation and Termination. On dissolution of the Company, the Members may appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne and paid as a Company expense. Until final distribution, the liquidator shall continue to operate the Company with all of the power and authority of the Members. Maintenance of property, borrowing and expenditures of Company funds for legitimate Company purposes to effectuate or facilitate the winding up or the liquidation of the Company affairs shall be authorized if the liquidating trustee, in the exercise of his business judgment, believes that the interest of the Company would be best served thereby and shall not be construed to involve a continuation of the Company. Upon dissolution of the Company, a true, just and final accounting of all transactions relating to the business of the Company shall be made. Liabilities of the Company shall be paid and assets of the Company shall be distributed in accordance with the provisions of Section 13.3 hereof as soon as is reasonably practicable after the dissolution of the Company.
     13.3 Payment of Liabilities and Distribution of Assets. Upon dissolution of the Company, the liquidator shall distribute the assets of the Company which shall be distributed as follows:
     (i) To the creditors of the Company, including the Members to the extent of Member Loans;
     (ii) The liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members;
     (iii) With respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
     (iv) Company property shall be distributed among the Members, first, in such proportions and in such amounts (to the extent of available funds) as necessary to cause the respective balances in the Members’ Capital Accounts to be in proportion to their respective Interests and, thereafter, in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation occurs (other than those made by reason of this clause (iv)); and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).
ARTICLE XIV
Miscellaneous Provisions
     14.1 Amendment or Modification. These Regulations may be amended or modified from time to time only by a written instrument unanimously adopted by all of the Members and executed and agreed to unanimously by all of the Members.
     14.2 Successors and Assigns. These Regulations, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Members, their spouses and their (and their spouses’) respective heirs, personal representatives, successors and assigns.
     14.3 Construction. The captions used in these Regulations are for convenience only and shall not be construed in interpreting these Regulations. Wherever the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural and vice versa, unless the context clearly requires a different interpretation.
     14.4 Governing Law. All provisions of these Regulations shall be construed according to the laws of the State of Louisiana. The rights and liabilities of the Members shall, except as otherwise provided in these Regulations, be as provided for in the Act.
     14.5 Severability. These Regulations are intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. In the event of a direct conflict between the provisions of these Regulations and (a) any provision of the Articles, or (b) any mandatory provision of the Act, the Articles or the Act, as the case may be, shall control. If any provision of these Regulations or the application thereof to any Person or circumstances is for any reason and to any extent invalid or unenforceable, the remainder of these Regulations and the application of such provision to the other persons or circumstances will not be affected thereby, but rather are to be enforced to the greatest extent permitted by law.
     14.6 Waiver of Partition. Each Member hereby irrevocably waives during the term of the Company any right that he may have to maintain any action for partition with respect to any assets of the Company and, except as provided in Article XIII, any right he may have to maintain any action for dissolution of the Company.
     14.7 No Third Party Beneficiaries. These Regulations are intended for the exclusive benefit of the Members and their respective personal representatives, successors and permitted assigns, and nothing contained in these Regulations shall be construed as creating any rights or benefits in or to any third party.
          IN WITNESS WHEREOF, the undersigned have executed these Regulations as of the date first set forth hereinabove.

MEMBER: GREY WOLF HOLDINGS COMPANY
/s/ David W. Wehlmann

EXHIBIT A

Name and Address of	Member	Initial Capital
Each Member	Interest	Contributions
Grey Wolf Holdings Company	100%	$1,000